Filed Pursuant to Rule 433

Registration No. 333-167638

Covidien International Finance S.A.

Pricing Term Sheet

June 21, 2010

U.S. $500,000,000 1.875% Senior Notes due 2013

U.S. $400,000,000 2.80% Senior Notes due 2015

U.S. $600,000,000 4.20% Senior Notes due 2020

ISSUER:	Covidien International Finance S.A.

GUARANTORS:	Covidien public limited company Covidien Ltd.

RATINGS*:	Baa1 (Positive) by Moody’s Investors Service, Inc. A (Stable) by Standard & Poor’s Rating Services

TRADE DATE:	June 21, 2010

SETTLEMENT DATE (T+5):	June 28, 2010

MATURITY DATE:	June 15, 2013 for the 2013 Notes June 15, 2015 for the 2015 Notes June 15, 2020 for the 2020 Notes

AGGREGATE PRINCIPAL AMOUNT OFFERED:	$500,000,000 in 2013 Notes $400,000,000 in 2015 Notes $600,000,000 in 2020 Notes

PRICE TO PUBLIC (ISSUE PRICE):	99.880% for the 2013 Notes 99.812% for the 2015 Notes 99.880% for the 2020 Notes

BENCHMARK:	UST 1.125% due June 15, 2013 for the 2013 Notes UST 2.125% due May 31, 2015 for the 2015 Notes UST 3.500% due May 15, 2020 for the 2020 Notes

BENCHMARK TREASURY PRICE AND YIELD:	99-25 1/4; 1.197% for the 2013 Notes 100-15+; 2.021% for the 2015 Notes 102-04+; 3.245% for the 2020 Notes

YIELD TO MATURITY:	1.917% for the 2013 Notes 2.841% for the 2015 Notes 4.215% for the 2020 Notes

SPREAD TO TREASURY:	+72 basis points for the 2013 Notes +82 basis points for the 2015 Notes +97 basis points for the 2020 Notes

COUPON:	1.875% per annum for the 2013 Notes 2.80% per annum for the 2015 Notes 4.20% per annum for the 2020 Notes

INTEREST PAYMENT DATES:	Semi-annually on each June 15 and December 15; commencing on December 15, 2010 for each series

DENOMINATIONS:	$2,000 by $1,000

OPTIONAL REDEMPTION:	Make-whole call at any time at the greater of 100% of the principal amount of the notes being redeemed or discounted present value at the treasury rate plus 10 basis points in the case of the 2013 Notes, 12 basis points in the case of the 2015 Notes and 15 basis points in the case of the 2020 Notes

MANDATORY REDEMPTION:	If we do not consummate the ev3 acquisition on or prior to 5:00 pm (New York City time) on December 31, 2010, or we terminate the Merger Agreement or abandon the ev3 acquisition prior to such time, we must redeem the notes at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest from the date of initial issuance to but excluding the mandatory redemption date

CHANGE OF CONTROL:	Upon the occurrence of a Change of Control Triggering Event, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase

JOINT BOOKRUNNERS:	Morgan Stanley & Co. Incorporated Barclays Capital Inc. Goldman, Sachs & Co.

CUSIP:	22303Q AJ9 for the 2013 Notes 22303Q AK6 for the 2015 Notes 22303Q AL4 for the 2020 Notes

ISIN:	US22303QAJ94 for the 2013 Notes US22303QAK67 for the 2015 Notes US22303QAL41 for the 2020 Notes

WE EXPECT TO DELIVER THE NOTES AGAINST PAYMENT FOR THE NOTES ON OR ABOUT THE DATE SPECIFIED IN THE LAST PARAGRAPH OF THE COVER PAGE OF THIS PROSPECTUS SUPPLEMENT, WHICH WILL BE THE FIFTH BUSINESS DAY FOLLOWING THE DATE OF THE PRICING OF THE NOTES. UNDER RULE 15C6-1 OF THE EXCHANGE ACT, TRADES IN THE SECONDARY MARKET GENERALLY ARE REQUIRED TO SETTLE IN THREE BUSINESS DAYS, UNLESS THE PARTIES TO ANY SUCH TRADE EXPRESSLY AGREE OTHERWISE. ACCORDINGLY, PURCHASERS WHO WISH TO TRADE NOTES ON THE DATE OF PRICING OR THE NEXT SUCCEEDING BUSINESS DAY WILL BE REQUIRED, BY VIRTUE OF THE FACT THAT THE NOTES INITIALLY WILL SETTLE IN T+5, TO SPECIFY AN ALTERNATE SETTLEMENT ARRANGEMENT TO PREVENT A FAILED SETTLEMENT.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE PROSPECTUS RELATING TO THE OFFERING MAY BE OBTAINED BY CALLING MORGAN STANLEY & CO. INCORPORATED AT 1-866-718-1649, BARCLAYS CAPITAL INC. AT 1-888-603-5847 OR GOLDMAN, SACHS & CO. AT 1-866-471-2526.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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